NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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R. R. Donnelley & Sons Company

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2010

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

111 South Wacker Drive

Chicago, Illinois 60606-4301

2010 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Hyatt Regency O’Hare

9300 West Bryn Mawr Avenue

Rosemont, Illinois 60018

WHEN

Thursday, May 20, 2010 at

10:30 a.m. Chicago time

WHY

•	To elect the directors of the Company for a one-year term

•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

•	To vote on two stockholder proposals set out in the proxy statement, if such proposals are properly introduced at the meeting

•	To conduct any other business if properly raised

RECORD DATE

The close of business on April 2, 2010

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Because of a change in the New York Stock Exchange rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 14. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on April 2, 2010, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Suzanne S. Bettman

Secretary

April 16, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 20, 2010. This proxy statement and our annual report to stockholders are available on the internet at www.rrdonnelley.com/proxymaterials. On this site, you will be able to access our 2010 proxy statement, our 2009 annual report, our annual report on Form 10-K for the fiscal year ended December 31, 2009, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

2010 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 16, 2010

This proxy statement is issued by RR Donnelley in connection with the 2010 Annual Meeting of Stockholders scheduled for May 20, 2010. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 16, 2010.

Proposals

Proposal 1: Election of Directors

The following information about the business background of each person nominated by the Board has been furnished to the Company by the nominees for director. In connection with the purchase by the Company of Moore Wallace Incorporated (“Moore Wallace”), Messrs. Pope and Riordan were appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of the Company, Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc. Each director will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Thomas J. Quinlan III

Chief executive officer and president of the Company since April 2007; group president, Global Services of the Company from October 2006 to April 2007; chief financial officer of the Company from April 2006 to October 2007; executive vice president, operations of the Company from February 2004 to October 2006; various capacities at Moore Wallace (and its predecessor, Moore) that included: executive vice president-business integration from May 2003 to February 2004; executive vice president-office of the chief executive from January 2003 until May 2003; and executive vice president and treasurer from December 2000 until December 2002; executive vice president and treasurer of Walter Industries, Inc., a homebuilding industrial conglomerate, in 2000; various positions, including vice president and treasurer, at World Color Press, Inc. from 1994 until 1999.

Qualifications: Mr. Quinlan’s day-to-day leadership as chief executive officer of the Company, as well as his many years of experience in the printing industry in both finance and operations, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Current Directorships: None

Former Directorships: None

Age: 47

Director since: 2007

Stephen M. Wolf

Chairman of Board of Directors of the Company; chairman of Lehman Brothers Private Equity Advisory Board, July 2005 to September 2008; managing partner of Alpilles, LLC, a private investment Company, April 2003 to present; chairman of Trilantic Capital Partners, previously Lehman Brothers Merchant Bank, April 2009 to present; non-executive chairman of US Airways Group, Inc., an air carrier holding company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996 to 2002; chief executive officer of US Airways Group, Inc. and US Airways, Inc., 1996 to 1998 and 2001 to 2002; previously and from 1994, senior advisor in Lazard Frères & Co. LLC, an investment banking firm; chairman and chief executive officer UAL Corporation and United Airlines, Inc., 1987-1994. U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

Qualifications: Mr. Wolf’s experience as chief executive officer at four public companies provides valuable insight for the Company as to the issues and opportunities facing the Company, as well as experience in strategic planning and leadership of complex organizations. He also has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Chrysler Group, LLC; Philip Morris International Inc.

Former Directorships: Altria Group, Inc.

Age: 68

Director since: 1995

Proposals

Lee A. Chaden

Chairman of Hanesbrands Inc. (spun off from Sara Lee Corporation September 2006), a global consumer products company, January 2008 to December 2008; former executive chairman of Hanesbrands, April 2006 to December 2007; chief executive officer of Sara Lee Branded Apparel, a division of Sara Lee Corporation, a global consumer products company, 2004 to 2006; prior thereto, various positions at Sara Lee Corporation since 1991.

Qualifications: Mr. Chaden’s extensive experience as a senior manager, chief executive officer and chairman of global consumer products companies provides knowledge in global operations, marketing, international business and strategic planning. He is an audit committee financial expert based on his chief executive officer experience, including his experience supervising a company’s principal financial and accounting officers. He also has considerable corporate governance experience through years of service on the boards of other public companies.

Current Directorships: Carlson Companies, Inc.; Hanesbrands Inc.

Former Directorships: Stora Enso OYJ

Age: 68

Director since: 2008

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992-1996.

Qualifications: Ms. Hamilton’s experience as chief executive officer of various software and technology companies helps the Board address the challenges faced due to rapid changes in communications strategies. Her involvement in early stage companies also brings to the Board entrepreneurial experience. She also has considerable corporate governance experience through years of service on the boards of other companies.

Current Directorships: Novell, Inc.

Former Directorships: Artistic Media Partners, Inc.; Ex’pression University for New Media; MarketTools, Inc.

Age: 65

Director since: 1995

Susan M. Ivey

Chairman of Reynolds American Inc. (RAI) since January 2006, president and chief executive officer of RAI since January 2004; chairman of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, since July 2004; chief executive officer of RJR Tobacco, July 2004 to December 2006; president and chief executive officer of Brown & Williamson Holdings Inc. (formerly known as Brown & Williamson Tobacco Corporation, and referred to here as B&W) from 2001 to 2004; director of B&W from 2000 to 2004 and chairman of the board of B&W from January 2003 to 2004; prior thereto, various positions with both B&W and its parent company British American Tobacco plc since 1981.

Qualifications: Ms. Ivey’s experience as chairman and chief executive officer of a public manufacturing company provides the Board with a perspective of a leader familiar with all facets of a global enterprise facing the same set of current external economic and governance issues. She is an audit committee financial expert based on her chief executive officer experience, including her experience supervising a company’s principal financial and accounting officers.

Current Directorships: Reynolds American Inc.

Former Directorships: None

Age: 51

Director since: 2009

Proposals

Thomas S. Johnson

Retired chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, GreenPoint Bank, a New York chartered savings bank, 1993 to 2004.

Qualifications: Mr. Johnson’s experience as chairman and chief executive officer of a financial institution provides experience in operational and strategic leadership. He also has considerable corporate governance experience through his years of service on the boards of other public companies.

Current Directorships: Alleghany Corporation; The Phoenix Companies, Inc.

Former Directorships: Federal Home Loan Mortgage Corp. (Freddie Mac); North Fork Bancorporation, Inc.

Age: 69

Director since: 1990

John C. Pope

Chairman of PFI Group, LLC, a private investment company; Chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm since 2004; Chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994 and prior thereto, various positions since 1988.

Qualifications: Mr. Pope’s experience as chairman and senior executive of various public companies provides financial, strategic and operational leadership ability. He is an audit committee financial expert based on his experience as a member and chairman of other public company audit committees. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Current Directorships: Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.; Kraft Foods, Inc.; Waste Management, Inc.

Former Directorships: Federal-Mogul Corporation; Per Se Technologies, Inc.

Age: 61

Director since: 1996

Michael T. Riordan

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of disposable diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation, manufacturers of disposable paper products.

Qualifications: Mr. Riordan’s experience as chairman and chief executive officer of manufacturing companies provides experience in operational and strategic leadership. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Clearwater Paper Corporation

Former Directorships: Potlatch Corporation; The Dial Corporation

Age: 59

Director since: 1999

Oliver R. Sockwell

Former president and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997. Previously executive vice president, finance at SLM Corporation (Sallie Mae). From 1998 to 2003, executive-in-residence at Columbia Business School (taught the executive leadership course).

Qualifications: Mr. Sockwell’s experience as president and chief executive officer of Connie Lee provides expertise in operational and strategic leadership as does his academic tenure at Columbia. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Wilmington Trust Corporation

Former Directorships: Liz Claiborne, Inc.

Age: 66

Director since: 1997

Proposals

The Board recommends that stockholders vote for each of our nominees. Only directors that receive more “FOR” than “AGAINST” votes will be elected. In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2009, the Board met 8 times. Each director of the Company during 2009 was present for at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

Proposal 2: Ratification of Auditors

Proposal 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2010. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2010 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2010 is required to approve the proposal.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2010.

Proposal 3: Stockholder Proposal

We have been notified that Domini Social Investments, 536 Broadway, 7th Floor, New York, New York 10012-3915, who has provided certification indicating that, as of December 21, 2009, it was the beneficial owner of 2,418 shares of the Company’s common stock, of which it has held 2,418 for more than one year, and that it intends to maintain such ownership through the date of the 2010 Annual Meeting, expects to introduce and support the following proposal at the 2010 Annual Meeting. First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918, who has provided certification indicating that, as of December 21, 2009, it was the beneficial owner of at least 7,000 shares of the Company’s common stock, of which it has held at least $2,000 of it for more than one year, and that it intends to maintain such ownership through the date of the 2010 Annual Meeting, has joined with Domini Social Investments supporting this resolution. Based on the information above, the stockholder proponents own a total of approximately .005% of the total shares of the Company’s common stock outstanding.

Whereas: As a global provider of printing services, paper products provide significant raw materials for RR Donnelley’s products. Forests are rapidly declining at a rate of 55 football fields per minute according to the United Nations and only about 20% of the world’s original forests remain undisturbed.

A 2007 report, Consuming Canada’s Boreal Forest, tracks the supply chain of our company’s paper to Canada’s Boreal forest the largest remaining ancient forest left in North America. The Boreal is home to more than 30% of North America’s bird species and contains the largest remaining population of woodland caribou and wolverines. These and another species have declined significantly due to habitat loss, in part, from unsustainable logging.

The Boreal region also plays a vital role in mitigating climate change impacts by storing extensive amounts of carbon. Forests store the equivalent of 175 global fossil fuel emissions, with Boreal forests storing the largest percentage of carbon. Forest loss is responsible for 20-25% of total carbon dioxide (CO2) emissions globally.

The Intergovernmental Panel on Climate Change, the leading international network of climate change, has concluded that global warming is “unequivocal”. The U.S. Environmental Protection Agency recently announced that greenhouse gases threaten Americans’ health.

Proposals

Climate change impacts from deforestation and poor forest management can be reduced by increasing the use of recycled fiber and sourcing virgin fiber from well-managed forests harvested according to independent and internationally recognized sustainable forestry standards.

FSC is the only independent forest certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

RR Donnelley has obtained FSC chain-of-custody certification for many of its facilities. Chain-of –custody certification enables our company to offer, to those customers requesting it, products that meet FSC standards. Chain-of-custody certification alone is not sufficient for ensuring that our company is purchasing sustainably harvested paper.

Our company purchases paper that is certified to a range of certification schemes, as well as uncertified paper. Our company has not disclosed any baseline standards used to make purchasing decisions, and therefore may be purchasing significant quantities of paper from unsustainably harvested forests and endangered forests.

Protests across North America and Europe have targeted various companies’ paper sourcing practices. Our company can mitigate reputational and operational risk by developing and implementing a sustainable paper purchasing policy and reporting progress on implementing the policy. Many publishers, including Scholastic Inc., Simon & Schuster, Random House, and Time, Inc. have developed and implemented sustainable paper purchasing policies.

RESOLVED: Shareholders request the Board to develop a sustainable paper purchasing policy, at reasonable cost and omitting proprietary information, by November 30, 2010, including plans for implementing the policy and reporting progress.

Supporting Statement

The policy should include Company’s:

•	Definition and standards for identifying sustainable paper;

•	Goals and timeframes for increasing the use of recycled paper and paper certified to credible certification schemes; and

•	Estimating avoided greenhouse gas emissions from these activities.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

As a producer of print products and provider of print-related services, we are a manufacturer of custom products. These products are designed by our customers, and the products often are produced on paper that must meet detailed specifications.

While we typically use paper provided or requested by our customers, we encourage the use of recycled or forest management certified paper to the greatest extent practicable and offer environmentally-conscious paper to our customers through our supply chain. We are proud to report that we have certified the majority of our print operations for Forest Stewardship Council (FSC). With more than 120 FSC-certified facilities in the United States, Canada, Mexico, Europe and Asia, and more than 50 certified by Sustainable Forestry Initiative (SFI) and Programme for the Endorsement of Forest Certification (PEFC), we believe we have the strongest adoption of FSC principles of any printer in the world. In addition, we demonstrate our commitment to the policies underlying FSC, SFI and PEFC by using these certified papers on internal printed documents, including our Annual Report.

The Company has a long history of responsible use of natural resources. We are committed to the promotion of sustainable forestry and frequently review our environmental policies and practices to improve our efforts to encourage ecological practices on a global level. We are proud of our commitment to sustainable forest management and highlight this capability and our improvement of the environment on our website, which makes available to the public our Corporate Social Responsibility report and our Environmental, Health & Safety Policy. These materials highlight our efforts to continuously improve and utilize practices that endeavor to reduce greenhouse gas emissions, develop pollution prevention and recycling opportunities, and use paper, energy and other resources more efficiently. Please review these materials at www.rrdonnelley.com for more detailed descriptions of our practices.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2009 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposals

Proposal 4: Stockholder Proposal

We have been notified that William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds & Retirement Systems, 1 Centre Street, Room 720, New York, New York 10007, who has provided certification indicating that as of January 18, 2010 the Systems are the beneficial owners of at least $2,000 worth of the Company’s common stock and that the Systems intend to maintain such ownership through the date of the 2010 Annual Meeting, expects to introduce and support the following proposal at the 2010 Annual Meeting. Based on the information above, the stockholder proponent owns a total of less than .001% of the total shares of the Company’s common stock outstanding.

LIMIT CHANGE-IN-CONTROL PAYMENTS

RESOLVED: Shareholders request that the Board of Directors adopt a policy limiting change-in-control payments to any senior executive to not more than 2.99 times the five-year average of the executive’s taxable compensation, including bonuses, other incentives payments, and other taxable payments triggered by a change in control.

SUPPORTING STATEMENT

Under the U.S. tax code, in addition to regular income tax, a 20% excise tax is triggered if change-in-control payments made to executives exceed three time their average taxable income during the five years prior to the change in control. The tax is levied on payments above one times such income. If the tax is triggered, companies also lose a substantial tax deduction for the payouts.

A 2009 analysis by RiskMetrics Group of the 2008 proxy statement disclosure of S&P 500 companies found the majority of companies (329) agreed to cover executives’ excise taxes that are levied on such excessive change-in-control payments. Estimates suggest that as high as 80% of new employment agreements may provide for tax gross-ups. RiskMetrics’ analysis found that the average potential change-in-control payments to top executives of companies providing the benefit stood at $72.5 million as of 2008, 65% higher than the average payment of $43.9 million reported by the 168 companies that do not provide the benefit.

A change-in-control event such as a merger or an individual or group of acquiring a specified portion of the company’s stock — sometimes as low as 30%, often triggers other payments that may push the final total change in control payments above the 2.99 times.

Proxy rating agencies such as RiskMetrics and Governance Metrics International consider change-in-control payments of three times or more of an executive’s base compensation to be excessive and evidence of poor pay practices. The Emergency Economic Stabilization Act of 2008 prohibits companies receiving government aid from the Trouble Asset Relief Program from providing severance payments exceeding three times an executive’s salary.

By reducing change-in-control payments, companies would avoid triggering the excise tax and the loss of tax deduction, thereby, protecting the investment interests of their shareholders.

In the event of a change in control at R.R. Donnelley & Sons, the company agrees to pay excise and gross-ups for named executive officers. If there were a change in control at the company in 2008 and executives were terminated or resigned for good reason, salary, bonus, accelerated vesting and equity and perquisites would exceed the threshold for such payments for all five named executive officers. As a result, the company could cover up to $5.4 million in taxes.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

This Proposal would have the Board adopt a rigid limitation on change-in-control payments. The Board of Directors opposes the proposal because it believes that flexibility to offer competitive compensation arrangements is an essential competitive tool for attracting and retaining executive talent. The Human Resources Committee of the Board of Directors, composed solely of independent, non-employee directors, oversees all aspects of the Company’s executive compensation program. The Committee’s objective is to structure the program to enhance stockholder value by attracting and retaining high-performing executives. Each year, the Committee reviews individual senior executive compensation. Based on this review as well as consideration of

Proposals

relevant market practices, the Committee implements what it believes to be an appropriate compensation program for the Company’s senior executives. Imposing rigid and arbitrary limitations, such as those reflected in this proposal, would interfere with the Committee’s ability to design programs that it believes would be best suited for the Company. It would, thereby, compromise the Company’s ability to attract and retain talented executives.

The Board of Directors further opposes this proposal because it believes that the ability to provide reasonable severance benefits to senior executives after certain events, including a change in control or reorganization of the Company, is an important and appropriate element of an executive compensation program. Providing these benefits is important for the Company by helping to ensure the stability of the management team during times of restructuring, potential mergers and other events. This stability is in the best interests of all stockholders as, during such circumstances, such arrangements enable our senior executives to focus on our business operations, thereby protecting stockholders’ interests, rather than dealing with potentially conflicting personal interests. The Board believes that limitations that would be imposed by this proposal on change-in-control provisions would hinder its ability to adopt appropriate mechanisms to deal with the uncertainties that a change-in-control transaction typically creates.

Further, the proposal would, if adopted, undoubtedly lead to highly inequitable results. The proposal would limit change-in-control payments to an amount not more than 2.99 times the five year average of an executive’s taxable compensation. “Taxable compensation,” however, is impacted not only by decisions that the Human Resources Committee makes but also by decisions that an individual executive makes. For example, taxable compensation would (i) include amounts attributable to the gain on options that are exercised but (ii) exclude amounts that are deferred. Given this, the policy would, other things being equal, allow a larger change-in-control payment to be made to an executive who exercised options and did not defer compensation than it would to an executive who did not exercise options but did defer compensation. There would be no rationale, however, for this distinction. In addition, the policy would create an incentive for executives to exercise their options and not defer compensation, either of which could be inconsistent with the goals of the Human Resources Committee’s executive compensation program.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2010 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If your shares are registered in your name or you are a participant in the RR Donnelley Savings Plan, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in the RR Donnelley Savings Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 1:00 a.m. Central Daylight Time on the date of the 2010 Annual Meeting, except for shares you vote as a participant in the RR Donnelley Savings Plan.

If you are a participant in the RR Donnelley Savings Plan, and you hold units in the RR Donnelley Stock Fund or the TRASOP Fund as of the record date, you have the right to direct The Bank of New York Mellon as the trustee of the RR Donnelley Savings Plan Master Trust to vote the shares of common stock of the Company represented by those units. Your exercise of this voting right is subject to confidentiality procedures which do not allow your vote to be disclosed to the Company, its affiliates and their employees. If you do not vote these shares, the trustee will vote them, and any unallocated shares held in the Trust, to the extent permitted by law, in the same proportion as those shares in the Trust for which the trustee receives timely voting instructions. To allow sufficient time for tabulating the vote of these shares, your proxy voting instructions must be received by noon on May 18, 2010, or they will be treated as not being voted by you.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•

Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2010 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Your Proxy Vote

Voting Rules

When voting to elect directors, you have three options:

•	Vote FOR a nominee;

•	Vote AGAINST a nominee; or

•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” such nominee’s election. Each nominee receiving more “FOR” votes than “AGAINST” votes will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such director. Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such director. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

When voting on any other proposal, you again have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on a proposal, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any proposal, but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

If you are a participant in the RR Donnelley Savings Plan and you hold units in the RR Donnelley Stock Fund or the TRASOP Fund as of the record date, and if you do not vote the shares of Company stock represented by those units, the trustee will vote them, and any unallocated shares held in the Trust, to the extent permitted by law, in the same proportion as those shares in the Trust for which the trustee receives timely voting instructions. If your proxy voting instructions are not received by noon on May 18, 2010, they will be treated as not being voted by you.

Broker non-votes are not counted in determining the number of shares voted for or against any non-routine proposal and will not be counted as present and entitled to vote on the proposal. Stockholder proposals opposed by management are considered non-routine matters. Accordingly, broker non-votes will not affect the outcome of proposals 3 and 4. Ratification of the appointment of the independent registered accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the ratification of the Company’s auditors;

•	AGAINST the stockholder proposal with respect to a sustainable forestry report; and

•	AGAINST the stockholder proposal with respect to change-in-control payments.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company doesn’t reimburse its own employees for soliciting proxies. The Company has hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help solicit proxies, and has agreed to pay them $7,000 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

As of the record date, there were 206,283,620 shares of common stock outstanding. This does not include 36,674,738 shares held in the Company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

The Board’s Committees and Their Functions

The Board has three standing committees, whose names and responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Audit Committee — assists the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent registered public accounting firm, and (4) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, including the authority to engage independent auditors for special audits, reviews and other procedures.

As required by its charter, each member of the Audit Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws. The Board has determined that each of John C. Pope, chairman of the committee during 2009, Lee A. Chaden, and Susan M. Ivey is an “audit committee financial expert” as such term is defined under the federal securities laws and the Nasdaq Stock Market listing rules.

The members of the Audit Committee are Ms. Ivey and Messrs. Chaden, Pope and Riordan. The committee met 9 times in 2009.

Corporate Responsibility & Governance Committee — (1) makes recommendations to the Board regarding nominees for election to the Board and recommends policies governing matters affecting the board, (2) develops and implements governance principles for the Company and the Board, (3) conducts the regular review of the performance of the Board and its members and (4) oversees the Company’s responsibilities to its employees and to the environment.

As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

The Corporate Responsibility & Governance Committee is also responsible for recommending director compensation to the Board. Pursuant to its charter, the Corporate Responsibility & Governance Committee is authorized to obtain advice and assistance from outside advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms. In 2004, the Corporate Responsibility & Governance Committee engaged Mercer Human Resources Consulting (“Mercer”) to develop a proposal with respect to the structure of Board compensation that was then reviewed by the Committee. The Corporate Responsibility & Governance Committee then recommended the compensation plan to the Board who adopted the plan. The Corporate Responsibility & Governance Committee continues to engage Mercer from time to time to review the then current plan and propose changes as appropriate. See Director Compensation beginning on page 42 of this proxy statement.

The members of the Corporate Responsibility & Governance Committee are Ms. Hamilton and Messrs. Goings and Sockwell. The committee met 5 times in 2009.

Human Resources Committee — (1) establishes the Company’s overall compensation strategy, (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees and (3) adopts amendments to, and approves terminations of, the Company’s employee benefit plans.

As required by its charter, each member of the Human Resources Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

Pursuant to its charter, the Human Resources Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company. In February 2008, the Committee adopted a policy providing that any outside compensation consulting firm used by the Committee in connection with the determination of

Company Information

executive officer compensation must be independent of the Company. The independence determination must be made annually and the Committee must review and approve, in advance, any engagement of such consultant by the Company for any services other than providing advice to the Committee regarding executive officer compensation. The Human Resources Committee has engaged Mercer as its executive compensation consultant to provide objective analysis, advice and recommendations in connection with the Committee’s decision-making process. Mercer’s fees for executive compensation consulting in 2009 were $151,044. During 2009, Mercer was retained by Company management to provide services unrelated to executive compensation, which primarily consisted of international pension and benefit consulting and purchase of compensation surveys. The aggregate fees paid for those other services in 2009 were $152,203. In accordance with the Human Resources Committee Charter, all such services were pre-approved or ratified by the Human Resources Committee. Based on the policies and procedures implemented by the Human Resources Committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the Human Resources Committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s other relationships with the Company.

Management, including the Company’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the chief executive officer for Committee review. The Human Resources Committee then reviews management’s preliminary recommendations and makes final compensation decisions. The Human Resources Committee, with the assistance of Mercer, has reviewed and evaluated all of the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. This determination took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, use of reasonably attainable performance targets, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management, and a rigorous auditing, monitoring and enforcement environment. See Compensation Discussion and Analysis beginning on page 21 of this proxy statement for further information regarding executive compensation decisions.

The members of the Human Resources Committee are Messrs. Goings, Johnson and Riordan. The committee met 9 times in 2009.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All current members of the Board who were members at the time attended the Company’s 2009 Annual Meeting in person.

Corporate Governance

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The Company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics

Company Information

cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company intends to post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Independence of Directors

The Company’s Principles of Corporate Governance provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Chaden, Goings, Johnson, Pope, Riordan, Sockwell, Wolf and Mses. Hamilton and Ivey are independent in accordance with Nasdaq Stock Market requirements and the federal securities laws. The Board also took into account any other relevant facts and circumstances.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers, and include directors, if any, who are not “independent.” Executive sessions are led by Stephen M. Wolf, the chairman of the Board. An executive session is held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies and at all times, however, so the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the board periodically reviews its leadership structure.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility & Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Corporate Responsibility & Governance Committee

Company Information

also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Human Resources Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606) and otherwise in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2011 Annual Meeting. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee.

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing rules of the Nasdaq Stock Market. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Company Information

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 1, 2010 by all directors and nominees, each of the persons named in the tables under Executive Compensation below, and the directors and executive officers as a group. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to April 30, 2010 and each listed executive officer’s restricted stock units that will vest on or prior to April 30, 2010 have been added to the total outstanding shares for such person’s calculation. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained as of March 1, 2010 from filings pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934. The percentages shown are based on outstanding shares of common stock as of February 19, 2010.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)		Restricted Stock Units(2)	Stock Options Exercisable Prior to 4/30/10	Total Shares(3)	Total Shares (including Director Restricted Stock Units)	% of Total Outstanding
Thomas J. Quinlan	244,283	(4)	214,545	780,750	1,239,578	1,239,578	*
Lee A. Chaden	2,270		24,521	0	2,270	26,791	*
Rick Goings	7,985		22,335	0	7,985	30,320	*
Judith H. Hamilton	4,563		46,175	6,873	11,436	57,611	*
Susan M. Ivey	1,499		22,734	0	1,499	24,233	*
Thomas S. Johnson	25,428		48,252	19,503	44,931	93,183	*
John C. Pope	23,720	(5)	46,906	0	23,720	70,626	*
Michael T. Riordan	14,329	(6)	47,591	0	14,329	61,920	*
Oliver R. Sockwell	4,708		43,917	13,814	18,522	62,439	*
Stephen M. Wolf	32,873		74,777	13,814	46,687	121,464	*

Suzanne S. Bettman	45,391	(7)	25,000	25,000	95,391	95,391	*
Daniel L. Knotts	49,336		34,379	198,230	281,945	281,945	*
Miles W. McHugh	15,724		25,000	0	40,724	40,724	*
John R. Paloian	57,986	(8)	55,535	393,587	507,108	507,108	*
All directors and executive officers as a group							*
Blackrock, Inc. and certain subsidiaries	16,243,767	(9)	0	0	16,243,767		7.91
*	Less than one percent.
[1]	Does not reflect phantom stock that outside directors may have elected to receive in lieu of deferred fees.
[2]

Includes all outside director restricted stock units as such restricted stock units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors. Includes only those executive officer restricted stock units that will vest on or prior to April 30, 2010.

[3]	Does not include outside director restricted stock units because ownership of the units does not confer any right to ownership of the underlying shares.
[4]	Includes 238,784 shares owned directly and 5,499 shares held in Mr. Quinlan’s 401(k) Plan account.
[5]	Includes 16,718 shares held in trust for Mr. Pope pursuant to a deferred compensation plan.
[6]	Includes 6,345 shares held in trust for Mr. Riordan pursuant to a deferred compensation plan.
[7]	Includes 45,221 shares owned directly and 170 shares held in Ms. Bettman’s 401(k) Plan account.
[8]	Includes 56,912 shares owned directly and 1,074 shares held in Mr. Paloian’s 401(k) Plan account.
[9]

Blackrock, Inc. (acquirer of Barclays Global Investors, NA and certain related entities) is an investment advisor with a principal business office at 40 East 52nd Street, New York, New York 10022. This amount reflects the total shares held by Blackrock clients. Blackrock has sole investment authority over all shares and sole voting authority over all shares.

Company Information

Compensation Discussion & Analysis

Overview

RR Donnelley is a global provider of integrated communications. Founded more than 145 years ago, the Company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance return on investment and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the company employs a suite of leading Internet-based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

As of year-end 2009, we were more than twice the size (in revenues) of our nearest competitor. In addition, we operate on a global scale which is more extensive and complex than anyone in the printing industry. We will strive to gain scale in the coming years, further distancing the Company from the rest of the industry. Achieving these goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our overall executive compensation program is designed to be highly competitive with those companies in our industry, considering our size and scale, and also competitive with companies in general industry of the same size and larger. In addition, our executive compensation program is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long term success and encouraging them to remain with the Company.

As 2009 began, one of the worst global recessions in history was having a significant impact on both our business and our stock price. The uncertainty that existed at that time impacted the finalization of the Company’s operating plan, while the turmoil in the equity markets had an extremely negative impact on the Company’s stock price. These factors played a large role in the decisions made by the Compensation Committee in establishing the specific parameters of the executive compensation program for 2009.

Guiding Principles

RR Donnelley’s executive compensation programs have been designed to provide a total compensation package that will enable the Company to attract, retain and motivate people who are capable of discharging responsibilities in a Company larger than its present size, thus ensuring leadership continuity for the organization as we grow.

In designing our executive compensation program, we are guided by five principles:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;

•	Structure executive compensation so that our executives share in RR Donnelley’s short and long term successes and failures by varying compensation from target levels based upon business performance;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•	Ensure that a meaningful portion of compensation is focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards.

Operation of the Human Resources Committee

The Human Resources Committee of the Board administers our executive compensation program. The Committee establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the Committee, with assistance from its consultant, Mercer, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of the Company’s executive officers, including all Named Executive Officers (“NEOs”).

For a more complete description of the responsibilities of the Human Resources Committee, see The Board’s Committees and Their Functions beginning on page 16 of this proxy statement, and the charter of the Human Resources Committee posted on RR Donnelley’s website at www.rrdonnelley.com.

Company Information

Role of Company Management

RR Donnelley management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs other than the CEO, and provides these recommendations to the Committee, which makes the final decisions, with advice from Mercer, as appropriate. Separately, the Committee makes the final decisions on CEO compensation, with advice from Mercer, as appropriate. The management team is responsible for the administration of the compensation programs once Committee decisions are finalized.

The Compensation Program

The key components of our current compensation program for RR Donnelley executive officers are:

•	Base Salary;

•	Short-term (annual) cash incentives;

•	Long-term performance-based and other equity awards; and

•	Other benefits

To remain competitive, the Committee periodically reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and executive compensation in our targeted markets. The primary focus of this process is on industrial companies of similar or larger size and scope (“target market”). This process considers information from proxy data and compensation data from surveys published by leading human resource organizations, including Mercer and Towers Watson. Given our size, the actual companies used in the review process may vary from year to year, but generally the comparisons consider practices of other industrial companies with revenues that are generally within ±25% of RR Donnelley’s revenues. For 2009, this process included companies with revenues between $8 billion and $20 billion with the data adjusted by revenue as appropriate to be consistent with RR Donnelley’s revenue. The actual number of companies included in the review process was in excess of 83, and as such are too numerous to list.

The Committee may periodically consider the compensation levels at other companies in the printing and media sectors. However, as described earlier, it is expected that the compensation levels for our NEOs will be appropriately higher than others in the print industry given our size, scale and complexity relative to those other companies. As such, primary consideration is placed on market data from industrial companies of similar size in terms of revenue, as noted above.

Based on its assessment of this data, each year the Committee determines whether the overall executive compensation program is consistent with our business strategy and objectives and promotes RR Donnelley’s philosophy. In general, compensation levels for our NEOs are targeted at the 50th percentile of the general industry surveys and proxy information. This 50th percentile targeted level provides a competitive anchor point for our program. Actual compensation levels can vary significantly up or down from the targeted levels based on the performance of both the Company and the individual, and the movement of our stock price and the metrics that underlie it. Thus, the resulting compensation levels can fall in the lower or upper quartiles based on Company performance and stock price movement.

Our guiding principles and the structure of our program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, differences in levels of responsibility, factors related to a newly hired NEO and/or the performance of individual NEOs.

Base Salary

Base salary is designed to compensate our NEOs in part for their roles and responsibilities, and also to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. The Company has employment agreements with each NEO that provide a minimum base salary. These initial base salaries were set considering: 1) each executive’s role and responsibilities at the time he or she joined the Company or the agreements were negotiated, 2) the skills and future potential of the individual with the Company, and 3) salary levels for similar positions in our target market. Annually, the Committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities, and external market data for similar positions. Salaries are targeted at the 50th percentile of similar positions in the target market, based on the Committee’s ongoing review of market practices.

In general, base salary is the smallest component of the overall compensation package, assuming that the Company is achieving or exceeding targeted performance levels for its incentive programs. On average, it currently represents 25% or less of the

Company Information

total compensation package. This is consistent with our philosophy to have a higher weighting of variable compensation versus fixed compensation. After consideration of all the above factors along with the recognition of the challenging economic environment, the Committee made a decision to make no salary adjustments for any NEO in 2009.

Short-Term Cash Incentives

We provide annual incentive awards under our Management by Objective Plan (“MBO Plan”) usually in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results measured over the fiscal year in which that compensation is paid. On average, and assuming performance is on target, these awards currently represent 30% or less of the total compensation package for the CEO and two senior operating executives (Messrs. Paloian and Knotts) and approximately 35% of the total compensation package for the NEOs with primarily staff responsibilities (Ms. Bettman and Mr. McHugh).

The MBO Plan is currently structured so that no award is payable unless the Company-wide threshold financial performance target for the fiscal year is achieved. Historically, Company-wide performance has been measured using non-GAAP earnings per share. Given the significant uncertainty facing the Company in 2009 due to the global credit crisis as well as the depressed and volatile economic environment, Company-wide performance was measured using non-GAAP EBITDA less capital expenditures plus or minus the change in controllable working capital (defined as accounts receivable, accounts payable, and inventory). This target was designed to include the most significant and controllable elements of operating and investing cash flows in order to incent participants to improve the company’s strong cash flow and liquidity position. For 2009, this cash flow-based target was set at $1.1 billion. Although this target was below the Company’s 2008 performance for this metric, the Committee believed that it would require strong performance in the management of capital expenditures and working capital in light of expected declines in net sales and non-GAAP EBITDA resulting from the economic downturn to achieve the objective. For purposes of the MBO plan, non-GAAP EBITDA is calculated as income from continuing operations adjusted for restructuring and impairment charges, acquisition related expenses and items that impact the comparability of the Company’s operating results. For 2009, payments earned under the MBO plan will be paid in four equal annual installments from 2010 through 2013, each of which is to occur within the first 2 1/2 months of the calendar year.

The actual individual awards to executives are based on performance against Company-wide performance goals, along with each executive’s performance against specific individual objectives. 2009 Company- wide performance goals, including goals for the CEO, were recommended and approved by the Committee. Specific individual objectives for the other NEOs were reviewed and approved by the CEO, and can vary from year-to-year depending upon the key business objectives and areas of emphasis for each business unit and each NEO. If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by the Committee at the beginning of the performance period. The Committee and the Board review CEO performance and the final bonus determination for the CEO is made by the Committee. The CEO reviews with the Committee the other NEO payouts, including a discussion on performance against individual objectives, and the other NEO final bonus determinations are based on the Committee’s overall view of each NEO’s performance. Given the vagaries of the marketplace and the possibility of unforeseen developments, the Committee has discretionary authority to adjust such awards to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established at the beginning of the performance period.

For 2009, the Committee reviewed the Company’s performance against the cash-flow target of $1.1 billion described earlier. The actual cash flow results for the year of $1.6 billion exceeded this target by a significant amount. In addition, the Committee reviewed the performance of the CEO and the other NEOs against their individual objectives, and as a result determined that maximum payouts under the MBO Plan had been earned. These amounts, all equal to 150% of salary for the CEO and each NEO, are shown in the Summary Compensation Table on page 28. As mentioned earlier, these amounts for fiscal year 2009 are payable in four equal annual installments starting in the first quarter of 2010.

Long-Term Incentive Awards

Overview

Our long-term incentive awards are used to link Company performance and increases in shareholder value to the total compensation for our NEOs. These

Company Information

awards are also key components of our ability to attract and retain our key NEOs. The annualized value of the awards to our NEOs is intended to be the largest component of our overall compensation package. On average, and assuming performance is on target, these awards currently represent 50% or more of the total compensation package for the CEO and two senior operating executives (Messrs. Paloian and Knotts) and approximately 40% of the total compensation package for the NEOs with primarily staff responsibilities (Ms. Bettman and Mr. McHugh), consistent with our emphasis on linking executive pay to shareholder value.

Specific Programs for 2009

Our shareholder-approved incentive plans allow for the granting of performance share units, restricted stock and restricted stock units, and stock options, each linked to RR Donnelley’s stock price. For 2009, the Committee had a series of discussions regarding the most appropriate way to motivate and retain its top operating executives in light of the global economic turmoil. For our NEOs and most key employees, all prior option grants were significantly underwater (100% of the stock options granted in 2007 and 2008 had no value), and the retention value that existed in prior RSU awards was minimal. In addition, the performance share units granted in 2007, that would have vested in 2010, expired as the required performance targets were not achieved. The Committee felt it was important that the Company’s senior operating team have a continued focus to produce strong operating results while facing some of the most challenging economic conditions in recent times. However, concerns about retention were also prominent.

The resulting discussions led to the decision to award the CEO a combined package of stock options (weighted approximately 70%) and Restricted Stock Units (RSUs) (weighted approximately 30%). The two senior operating executives (Messrs. Paloian and Knotts) were awarded a combined package of options and RSUs focused more heavily on retention — weighted approximately 25% in stock options and 75% in RSUs. In addition, the Committee also awarded additional deferred cash awards of $3 million to Mr. Paloian and $2 million to Mr. Knotts, with these deferred amounts vesting 100% at the end of four years. These deferred cash awards were made to reinforce the desire to retain these two senior operating executives in a period when the global equity markets were in turmoil. Consistent with prior years, the Committee awarded RSUs in 2009 to NEOs with primarily staff responsibilities (Ms. Bettman and Mr. McHugh). The Committee believes that these awards will serve to focus attention on building shareholder value over the long-term, reinforce the importance of their roles as stewards of the business, and help to retain the executives.

The Plan permits delegation of the Committee’s authority to grant equity to employees other than NEOs in certain circumstances and in 2010 the Committee delegated such authority to the CEO over a limited number of RSU awards to non-executive officers. All grants to executive officers have been made by the Committee.

The following provides more detail about the various award programs:

•

Stock Options: Stock options are granted with an exercise price not less than the market price of the Company’s common stock on the grant date. Option re-pricing is expressly prohibited by our shareholder-approved plan. Options generally vest over a period of four years with 25% becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years. Stock options only have value if the Company’s stock price appreciates after the options are granted. The Committee retains the discretion to make awards to executive officers at other times, in connection with the initial hiring of a new officer, for retention purposes, or otherwise.

•	Performance Share Units: When used, these units are based on the achievement of pre-set financial targets over a period of several years. No performance share units were granted in 2009.

•

Restricted Stock Units: Restricted stock units (RSUs) are equivalent in value to one share of the Company’s common stock and are settled in stock if the recipient is still employed by us on the date of vesting. RSUs have historically vested in equal amounts over four years. However, in 2008, the grant made to all NEOs will vest 100% on the 4th anniversary of the grant date. In addition, certain NEOs received a 2008 grant which will vest 100% on the 3rd anniversary of the grant date, In 2009, all grants to our NEOs reverted back to the standard vesting of equal amounts over 4 years.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a

Company Information

determination of what is needed to attract and retain high caliber executives. RR Donnelley’s primary benefits for executives include participation in the Company’s broad-based plans: retirement plans, savings plans, the Company’s health and dental plans and various insurance plans, including disability and life insurance.

RR Donnelley also provides certain executives, including the NEOs, the following benefits:

•

Supplemental Retirement and Savings: RR Donnelley provides supplemental retirement and savings plans to eligible executives described under Pension Benefits beginning on page      of this proxy statement. These supplemental plans take into account compensation levels limited by current tax laws, and are similar to programs found at many of the companies we compete with for talent. This benefit is available to all highly paid executives including our NEOs. Approximately 1,000 (active and inactive) employees are covered by these plans.

•

Supplemental Insurance: RR Donnelley provides additional life insurance and disability insurance for its NEOs, enhancing the value of our overall compensation program. We pay the premiums for these additional benefits and the amounts are included as income for the NEO. Prior to 2009 we provided a tax gross-up on this benefit. Effective in 2009, there was no tax gross-up on this benefit.

•

Deferred Compensation Plan: RR Donnelley provides executives the opportunity to defer receiving income until after they terminate their employment. This benefit allows the executives to defer taxation on that compensation until after termination. Deferral programs are also very common in the marketplace and add to the attractiveness of our overall compensation program. The deferred compensation plan is described under Nonqualified Deferred Compensation on page 35 of this proxy statement.

•

Financial Counseling: RR Donnelley pays for financial counseling services, to a maximum of $12,000 per year, providing the NEOs with access to an independent financial advisor of their choice. The cost of these services is included as income for the NEO. Prior to 2009 we provided a tax gross-up on this benefit. Effective in 2009, there was no tax gross-up on this benefit.

•

Automobile Program: RR Donnelley provides our NEOs with a monthly automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner.

•	Company Airplane: RR Donnelley owns one corporate airplane and has interests in two fractional ownership interests in private planes. No personal airplane travel occurred in 2009.

Post-Termination Compensation

The Committee believes that severance benefits and change of control benefits are necessary in order to attract and retain the caliber and quality of executive that RR Donnelley needs in its most senior positions. These benefits are particularly important in an industry undergoing consolidation, providing for continuity of senior management and helping executives focus on results and strategic initiatives. The levels of payments and benefits available upon termination were set to be comparable to those provided at other large industrial companies with revenues of $8 billion to $20 billion.

Each of our NEOs, including our CEO, has an employment agreement that provides for severance payments and benefits if termination occurs without “cause” or if the executive leaves for “good reason.” There is also additional compensation provided for several NEOs in circumstances following such termination after a “Change in Control,” as defined in the employment agreements.

Additional information regarding the severance and change in control payments, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2009, is found under Potential Payments upon Termination or Change in Control beginning on page 36 of this proxy statement.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our NEOs. These guidelines are designed to encourage our executive officers to have a meaningful equity ownership in the Company, and thereby link their interests with those of our stockholders. These stock ownership guidelines provide that, within three years of becoming an executive officer, each officer must own (by way of shares owned outright, shares owned through our 401(k) plans, shares of unvested restricted stock and unvested restricted stock units, but not including unexercised stock options or performance share units) shares of our common stock with a value of three

Company Information

times their base salary, or five times base salary for the CEO. In the event an executive officer does not achieve or make progress toward the required stock ownership level, the Committee may review the right of such executive officer to participate in future equity grants and/or affect future long-term incentive award payouts. As of March 2010, all of the NEOs have met their ownership guideline.

Tax Deductibility Policy

The Committee considers the deductibility of compensation for federal income tax purposes in the design of RR Donnelley’s programs. Currently, except for restricted stock units and deferred cash awards that vest solely over time, all of the incentive compensation paid to our NEOs for 2009 qualifies as “performance-based compensation” and, thus, is fully deductible by the Company for federal income tax purposes. While we generally seek to ensure the deductibility of the incentive compensation paid to our NEOs, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our shareholders even if these amounts are not fully tax deductible.

Company Information

Human Resources Committee Report

The Human Resources Committee of the Board of Directors R.R. Donnelley & Sons Company oversees R.R. Donnelley & Sons Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Human Resources Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s Proxy Statement to be filed in connection with the Company’s 2010 Annual Meeting of Stockholders.

Human Resources Committee

Thomas S. Johnson, Chairman

Rick Goings

Michael T. Riordan

Company Information

Executive Compensation

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“NEOs”).

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Thomas J. Quinlan	2009	1,000,000	—	3,887,555		1,396,500	1,500,000	71,740	34,197	7,889,992
President and	2008	985,641	—	2,184,956		2,325,190	0	54,983	56,764	5,607,534
Chief Executive Officer	2007	782,778	—	5,049,000	(8)	2,038,400	1,750,000	32,658	62,540	9,715,376

Suzanne S. Bettman	2009	400,000	—	453,000		—	600,000	35,064	24,176	1,512,240
Executive Vice President,	2008	400,000	—	731,380		—	0	18,889	33,945	1,184,214
General Counsel	2007	392,824	—	655,600		—	700,000	13,485	44,006	1,805,915

Daniel L. Knotts	2009	550,000	—	622,952		320,636	825,000	100,070	26,084	2,444,742
Group President	2008	550,000	—	1,022,556		703,750	0	6,143	38,309	2,320,758
	2007	520,147	—	2,077,100	(8)	627,200	1,000,000	30,692	30,084	4,285,223

Miles W. McHugh	2009	450,000	—	453,000		—	675,000	26,632	27,977	1,632,609
Executive Vice President,	2008	450,000	—	1,153,330		—	0	14,582	41,569	1,659,481
Chief Financial Officer	2007	359,491	—	655,600		—	450,000	23,176	7,008	1,495,275

John R. Paloian	2009	700,000	—	1,006,308		517,952	1,050,000	101,221	30,088	3,405,569
Chief Operating Officer	2008	700,000	—	1,371,276		1,216,080	0	43,740	42,592	3,373,688
	2007	652,315	—	2,524,500	(8)	1,019,200	1,500,000	64,874	90,158	5,851,047
[1]

The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units (“RSUs”) granted during the fiscal year under the 2004 PIP and Moore Wallace 2003 Long-Term Incentive Plan (“2003 LTIP”) and performance share units (“PSUs”) granted under the 2004 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (which we refer to as ASC Topic 718). See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 32 of this proxy statement.

[2]

The amounts shown in this column reflect the aggregate grant date fair value of options granted during the fiscal year under the 2004 PIP and various Moore Wallace long-term incentive plans. The amounts are valued using the Black-Scholes-Merton option pricing model to in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 32 of this proxy statement.

[3]

The amounts shown in this column constitute payments made under our MBO Plan, which is a subplan of the 2004 PIP. At the outset of each year, the Human Resources Committee sets performance criteria that are used to determine whether and to what extent the NEOs will receive payments under the MBO Plan. The award for 2009 is payable in equal annual installments in 2010, 2011, 2012 and 2013. See Compensation Discussion and Analysis beginning on page 21 of this proxy statement.

[4]

The amounts shown in this column include the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans during 2009.

[5]

Amounts in this column include the value of the following perquisites paid to the NEOs in 2009. Perquisites, other than corporate aircraft usage, are valued at actual amounts paid to each provider of such perquisites. The incremental cost to us of personal use of our aircraft is calculated based on the average variable operating costs of operating the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, taxes and general repairs and maintenance, are excluded. Prior to 2009 we provided a tax gross-up on the personal tax/financial planning benefit. Effective 2009, there is no tax gross-up of this benefit.

Company Information

Named Executive Officer	Corporate Aircraft Usage ($)	Corporate Automobile Allowance ($)	Club Memberships Not Exclusively For Business Use ($)	Personal Tax/Financial Advice ($)	Tax Gross Up Related to Personal Tax/Financial Advice ($)
Thomas Quinlan	0	16,800	0	3,625	—
Suzanne Bettman	0	12,000	0	5,983	—
Daniel Knotts	0	16,800	0	1,300	—
Miles McHugh	0	16,800	0	3,818	—
John Paloian	0	16,800	0	0	—
[6]

Amounts in this column include contributions made by the Company on behalf of each of the NEOs pursuant to the 401(k) Savings Plan and related Supplemental Executive Retirement Plan-B (the “SERP-B”) in 2009. The Company suspended matching contributions under the 401(k) Savings Plan in October 2008. The SERP-B was frozen in 2004 and the only amounts contributed by the Company in 2008 were interest on the NEO’s account balance, calculated at the prime interest rate.

Named Executive Officer	Company Contributions To Savings Plan ($)	Company Contributions To SERP-B ($)
Thomas Quinlan	—	6,780
Suzanne Bettman	—	—
Daniel Knotts	—	—
Miles McHugh	—	—
John Paloian	—	—
[7]

Amounts in this column include premiums paid by the Company for group term life insurance, supplemental disability insurance and related tax gross ups. Prior to 2009, we provided a tax gross-up on these benefits. Effective 2009, there is no tax gross-up of these benefits.

Named Executive Officer	Supplemental Life Insurance Premium ($)	Supplemental Disability Insurance Premium ($)	Tax Gross Up Related to Supplemental Life Insurance Premium ($)	Tax Gross Up Related to Supplemental Disability Insurance Premium ($)
Thomas Quinlan	2,290	4,540	—	—
Suzanne Bettman	1,690	4,368	—	—
Daniel Knotts	2,050	4,718	—	—
Miles McHugh	2,050	4,058	—	—
John Paloian	10,170	2,911	—	—
[8]

Includes grant date fair value of performance share units granted in 2007 assuming highest level of achievement of performance conditions (250%). The performance period for the performance share units ended December 31, 2009 and the minimum performance targets for these awards were not reached. Therefore, no shares were awarded pursuant to these units and the units expired per the terms of the awards.

2009 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the target and maximum level of annual cash incentive awards for our executive officers for performance during 2009, as established by the Human Resources Committee in February 2009 under our MBO Plan; and (ii) restricted stock unit and stock option awards granted in March 2009 that were awarded to help retain the NEOs and focus their attention on building shareholder value. No NEO received an annual cash incentive award for performance during 2009, as shown in the 2009 Summary Compensation Table.

Company Information

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Thomas Quinlan	—	1,500,000	(1)	5,000,000	(1)	—	—	—	—	—	—	—
	3/2/2009	—		—		—	—	—	858,180	—	—	3,887,555
	3/2/2009	—		—		—	—	—	—	950,000	7.09	1,396,500

Suzanne Bettman	—	600,000	(1)	1,200,000	(1)	—	—	—	—	—	—	—
	3/2/2009	—		—		—	—	—	100,000	—	—	453,000

Daniel Knotts	—	825,000	(1)	1,650,000	(1)	—	—	—	—	—	—	—
	3/2/2009	2,000,000	(5)	—		—	—	—	—	—	—	—
	3/2/2009	—		—		—	—	—	137,517	—	—	622,952
	3/2/2009	—		—		—	—	—	—	218,120	7.09	320,636

Miles McHugh	—	675,000	(1)	1,350,000	(1)	—	—	—	—	—	—	—
	3/2/2009	—		—		—	—	—	100,000	—	—	453,000

John Paloian	—	1,050,000	(1)	2,100,000	(1)	—	—	—	—	—	—	—
	3/2/2009	3,000,000	(5)	—		—	—	—	—	—	—	—
	3/2/2009	—		—		—	—	—	222,143	—	—	1,006,308
	3/2/2009	—		—		—	—	—	—	352,348	7.09	517,952
[1]	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2009 Summary Compensation table.
[2]

Consists of restricted stock units awarded under the 2004 PIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date. If employment terminates by reason of death or disability, the unvested portion of the RSUs shall become fully vested. If employment terminates by reason of retirement, the unvested portion of the RSUs shall continue to vest as granted (one-fourth on each anniversary of the grant date). If employment terminates other than for death, disability or retirement, the unvested portion of the RSUs will be forfeited. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 36 of this proxy statement.

[3]

Consists of stock options awarded under the 2004 PIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. If employment terminates by reason of death or disability, the unvested portion of the option shall become fully vested and be exercisable for a one-year period from the date of disability or death. If employment terminates by reason of retirement, the unvested portion of the option shall continue to vest as granted (one-fourth on each anniversary of the grant date) and be exercisable for a five-year period from the date of retirement. If employment terminates other than for death, disability or retirement, the unvested portion of the option will be forfeited and the vested portion shall be exercisable for a 90-day period from the date of termination. In the event of a change in control (as defined in the 2004 PIP), the option will fully vest and be exercisable until the expiration date. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 36 of this proxy statement.

[4]

Grant date fair value with respect to the restricted stock units is determined in accordance with ASC Topic 718. Grant date fair value with respect to the options is determined using the Black-Scholes-Merton option pricing model to in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

[5]

Consists of a deferred cash bonus awarded under the 2004 PIP. The award vests 100% on the fourth anniversary of the grant date. If employment terminates by reason of death or disability, the award shall become fully vested and payable. If termination of employment is (i) initiated by the Company without cause (as defined in the NEO’s employment agreement), (ii) initiated by the NEO for good reason (as defined in the NEO’s employment agreement) or (iii) on account of retirement, a pro-rated portion of the award shall become fully vested and payable. If employment terminates for any reason other than as set forth above, the deferred cash award shall be forfeited. In the event of a change in control (as defined in the 2004 PIP), the cash bonus award will fully vest and be payable. See Potential Payments Upon Termination or Change in Control beginning on page 36 of this proxy statement.

Company Information

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2009, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO’s minimum base salary, bonus opportunities, entitlement to participate in our benefit plans, equity awards and provisions with respect to certain payments and other benefits upon termination of employment under certain circumstances (such as without “Cause” or leaving employment for “Good Reason,” as defined in the agreements) or, in certain agreements, after a change in control of the Company. Please see Potential Payments Upon Termination or Change in Control beginning on page 36 of this proxy statement for a description of such provisions. Each of the NEO’s employment agreements were amended in 2008 solely in order to bring the terms into compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and to reflect their then current salary.

The minimum base salary set forth in each NEO’s employment agreement is: Mr. Quinlan, $1,000,000; Mr. Knotts, $ 550,000; Mr. McHugh, $450,000; Mr. Paloian, $700,000 and Ms. Bettman, $400,000. The employment agreements also set forth each NEO’s target bonus as a percentage of such NEO’s base salary. The target bonus for each NEO is 150%.

The employment agreements of the NEOs provide that such NEO will be entitled to participate in the Company’s compensation and benefit programs that are available to all management employees and that such NEO will also be eligible to participate in certain executive-only benefit plans.

Awards

The Committee granted stock options to three of its NEOs in 2009 under the 2004 PIP. The options vest in equal proportions over four years on the anniversary of the grant date, with an exercise price of the fair market value on the grant date. Mr. Quinlan received 950,000, Mr. Knotts received 218,120 and Mr. Paloian received 352,348 options with a grant date of March 2, 2009.

The Committee granted restricted stock units to all of its NEOs in 2009 under the 2004 PIP. The restricted stock unit awards vest in equal proportions over four years on the anniversary of the grant date. The restricted stock units have no dividend or voting rights. All restricted stock units are payable in shares of common stock of the Company upon vesting. Mr. Quinlan received 858,180, Mr. Knotts received 137,517; Mr. McHugh received 100,000; Mr. Paloian received 222,143 and Ms. Bettman received 100,000 restricted stock units with a grant date of March 2, 2009.

The Committee also awarded additional deferred cash awards to two of its NEOs in 2009 under the 2004 PIP. The cash awards vest 100% on the fourth anniversary of the grant date. Mr. Paloian received a $3,000,000 award and Mr. Knotts received a $2,000,000 award.

In 2009, the Committee established annual company-wide corporate performance objectives under the MBO Plan based on non-GAAP EBITDA less capital expenditures plus or minus the change in controllable working capital (defined as accounts receivable, accounts payable, and inventory). Payment of the potential bonuses of the NEOs is only considered if the target established by the Committee is satisfied. Once this target is met, the actual individual awards to NEOs are based on performance against business unit performance goals and/or individual objectives. Based on the Company’s earnings per share performance and the Human Resources Committee’s assessment of each NEO’s overall performance relative to each NEO’s preset goals, actual MBO bonuses earned by the NEOs met the target level and are reported as “Non-Equity Incentive Plan Compensation” in the 2009 Summary Compensation Table.

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to long-term incentive awards, our NEOs generally received less than 50% of their total compensation in the form of base salary and cash incentive awards under the MBO Plan. As noted in Compensation Discussion and Analysis beginning on page 21 of this proxy statement, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Human Resources Committee believes that our current compensation program gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals. Please see the Compensation Discussion and Analysis section of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

Company Information

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows certain information about unexercised options and unvested restricted stock and performance share units at December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Thomas Quinlan	—	950,000	7.09	3/1/2019	—	—	—	—
	103,250	309,750	32.07	2/28/2018	—	—	—	—
	130,000	130,000	36.22	3/20/2017	—	—	—	—
	47,250	—	16.73	1/1/2013	—	—	—	—
	31,500	—	16.84	12/23/2011	—	—	—	—
	63,000	—	4.33	12/11/2010	—	—	—	—
	—	—	—	—	940,186	20,937,942	—	—

Suzanne Bettman	25,000	—	29.38	5/4/2014	—	—	—	—
	—	—	—	—	138,500	3,084,395	—	—

Daniel Knotts	—	218,120	7.09	3/1/2019	—	—	—	—
	31,250	93,750	32.07	2/28/2018	—	—	—	—
	40,000	40,000	36.22	3/20/2017	—	—	—	—
	1,200	—	24.22	9/23/2013	—	—	—	—
	20,000	—	18.80	3/25/2013	—	—	—	—
	—	—	—	—	178,273	3,970,140	—	—

Miles McHugh	—	—	—	—	151,000	3,362,770	—	—

John Paloian	—	352,348	7.09	3/1/2019	—	—	—	—
	54,000	162,000	32.07	2/28/2018	—	—	—	—
	65,000	65,000	36.22	3/20/2017	—	—	—	—
	100,000	—	29.24	3/28/2014	—	—	—	—
	—	—	—	—	276,149	6,149,838	—	—
Note:	Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.
[1]	The following table provides information with respect to the vesting of each NEO’s outstanding unexercisable options that are set forth in the above table:

Vesting Date	Thomas Quinlan	Suzanne Bettman	Daniel Knotts	Miles McHugh	John Paloian
2/28/2010	103,250	—	31,250	—	54,000
3/2/2010	237,500	—	54,530	—	88,087
3/21/2010	65,000	—	20,000	—	32,500
2/28/2011	103,250	—	31,250	—	54,000
3/2/2011	237,500	—	54,530	—	88,087
3/21/2011	65,000	—	20,000	—	32,500
2/28/2012	103,250	—	31,250	—	54,000
3/2/2012	237,500	—	54,530	—	88,087
3/2/2013	237,500	—	54,530	—	88,087
[2]	The following table provides information with respect to the vesting of each NEO’s outstanding unvested restricted stock units that are set forth in the above table.

Company Information

Vesting Date	Thomas Quinlan	Suzanne Bettman	Daniel Knotts	Miles McHugh	John Paloian
1/10/2010	—	5,000	2,500	5,000	—
2/22/2010	6,250	2,500	—	—	6,250
3/2/2010	214,545	25,000	34,379	25,000	55,535
1/10/2011	—	5,000	2,500	5,000	—
2/28/2011	58,000	—	18,000	—	30,000
3/2/2011	214,545	25,000	34,379	25,000	55,536
2/22/2012	17,756	—	17,756	—	17,756
2/28/2012	—	26,000	—	41,000	—
3/2/2012	214,545	25,000	34,379	25,000	55,536
3/2/2013	214,545	25,000	34,380	25,000	55,536
[3]	Assumes a price per share of $22.27 on December 31, 2009.

2009 Option Exercises and Stock Vested

The following table shows information regarding the value of options exercised and restricted stock and restricted stock units vested during 2009.

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas Quinlan	0	N/A	12,500	103,625
Suzanne Bettman	0	N/A	7,500	88,100
Daniel Knotts	36,000	40,554	8,875	125,505
Miles McHugh	0	N/A	5,750	77,730
John Paloian	0	N/A	12,500	103,625
[1]	Represents the vesting of restricted stock, restricted stock units and other similar instruments under the Company’s equity plans.
[2]

Value realized on vesting of restricted stock or restricted stock units is the fair market value on the date of vesting. Fair market value is based on the closing price as reported by the Nasdaq Stock Market.

Company Information

Pension Benefits

Under the Retirement Benefit Plan of RR Donnelley & Sons Company and the Retirement Income Plan of Moore Wallace North America, Inc., (collectively referred to as the Qualified Retirement Plans), effective as of January 1, 2005 eligible employees accrue retirement benefits of 0.7% of covered compensation each year. Employees of RR Donnelley & Sons Company who met certain requirements and whose age and service points as of December 31, 2004 equaled 55 to 64 points accrue an additional 0.25% of covered compensation and those with 65 or more points accrue an additional 0.50% of covered compensation. Prior to January 1, 2005, employees of RR Donnelley participated in one of two defined benefit programs with higher accrual rates. The defined benefit plan for Moore Wallace employees had been frozen as of December 31, 2000, with no benefit accrual until the plan was reactivated as of January 1, 2005. Compensation covered by the Qualified Retirement Plans generally includes salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under the pension plan is limited by law. For 2009, the annual limitation is $245,000. The pension plan is funded entirely by the Company with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. government places limitations on pensions that can be accrued under federal income tax qualified plans. To the extent an employee’s pension would have accrued under the one of the Qualified Retirement Plans if it were not for such limitations, the additional benefits are accrued under the RR Donnelley Unfunded Supplemental Pension Plan (referred to as the SERP). Approximately 1,205 employees are covered by the SERP, and in 2009 approximately 179 individuals received payments from the SERP. The SERP is unfunded and provides for payments to be made out of the Company’s general assets.

Some participants have a pre-2005 cash balance or pension equity benefit with respect to which they can elect to receive a lump sum amount upon termination. New participants in the Retirement Plans will receive a career average plan benefit. Under the career average plan benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Qualified Retirement Plans and the SERP set forth in the table below.

2009 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas Quinlan	Pension Plan	9	$29,644	—
	SERP	9	$183,906	—

Suzanne Bettman	Pension Plan	5	$36,191	—
	SERP	5	$73,269	—

Daniel Knotts	Pension Plan	23	$127,905	—
	SERP	23	$189,097	—

Miles McHugh	Pension Plan	6	$36,771	—
	SERP	6	$37,697	—

John Paloian(1)	Pension Plan	16	$159,056	—
	SERP	16	$239,523	—
[1]	Mr. Paloian’s years of credited service include 11 years of credited service from a prior period of employment with the Company as provided under the terms of the Plans.

Company Information

Nonqualified Deferred Compensation

The 2009 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 100% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution upon the six-month anniversary of the termination of the NEO’s employment with the Company unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

The table also presents amounts deferred under our Supplemental Executive Retirement Plan (“SERP- B”). Under the SERP-B, participants could defer a portion of their regular earnings substantially equal to the difference between the amount that, in the absence of legislation limiting additions to our Savings Plan, would have been allocated to an employee’s account as before-tax and matching contributions, minus the deferral amount actually allocated under the Savings Plan. Deferred amounts earn interest at the prime rate and such interest is paid by the Company. Distributions are paid in a lump sum distribution upon the six-month anniversary of the termination of the participant’s employment with our Company. The SERP-B was frozen in 2004 and no additional amounts may be contributed by NEOs.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas Quinlan
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	6,780	—	—	215,386

Suzanne Bettman
Deferred Compensation Plan	—	—	132,263	—	613,060
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Daniel Knotts
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Miles McHugh
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

John Paloian
Deferred Compensation Plan	35,000	—	42,456	—	218,088
Supplemental Executive Retirement Plan-B	—	—	—	—	—
[1]	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2009 Summary Compensation table on page 28 of this proxy statement.
[2]

Amounts in this column are included in the “All Other Compensation” column in the 2009 Summary Compensation table. Amounts in this column with respect to the Supplemental Executive Retirement Plan-B consist of Company contributed interest calculated at the prime interest rate on the NEO’s account balance. The Company makes no contributions with respect to the Deferred Compensation Plan.

[3]

Amounts in this column are not included in the 2009 Summary Compensation table. There are no earnings with respect to the Supplemental Executive Retirement Plan-B other than the Company contributed interest.

Company Information

Potential Payments Upon Termination or Change in Control

As noted under Compensation Discussion and Analysis — Post-Termination Compensation on page 21 of this proxy statement, we have entered into employment agreements with each of our NEOs that provide for payments and other benefits in connection with the officer’s termination for a qualifying event or circumstance and, in some agreements, for enhanced payments in connection with such termination after a Change in Control (as defined in the applicable agreement). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreements for each NEO provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Good Reason’ that are used in those agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer, chief financial officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the NEO duties that represent a material diminution of his or her duties or responsibilities, reduce the NEO’s compensation, generally require that the NEO’s principal office be located other than in or around Chicago, Illinois or, in the case of Mr. Quinlan and Mr. Paloian, New York, New York, or materially breach the employment agreement.

The employment agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions that would apply for a period of eighteen months to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2009, the last day of our most recent fiscal year.

Termination after a Change in Control

The NEO’s are entitled to certain tax gross-ups upon a termination after a Change in Control (as defined in such NEO’s employment agreement).

As with the severance provisions described above, the rights to which the NEO’s are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Payment Obligations Under

Employment Agreements upon

Termination of Employment of NEO

The following tables set forth our payment obligations under the employment agreements under the circumstances specified upon a termination of the employment of our NEOs. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Pension Benefits and Nonqualified Deferred Compensation beginning on page 34 of this proxy statement.

The tables further assume the following. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination or change in control.

Disability or Death — All NEOs are entitled to pension benefits upon death or disability according to the terms of the pension plan. The employment agreements provide that in the event of disability or

Company Information

death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, each NEO is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for the NEO’s benefit. Pursuant to the terms of the Company’s MBO Plan, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration — Each NEO is entitled to immediate vesting of all outstanding equity awards in the event of any termination initiated by the NEO for Good Reason or termination initiated by the Company without Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the 2004 PIP or 2003 LTIP, as applicable) and may be entitled to a gross up payment, as described below. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.” Value of accelerated restricted stock units is the fair market value on the date of termination.

Value of accelerated options is determined by subtracting the exercise price from the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report on December 31, 2009 of $22.27.

Health Care Benefits — The employment agreements generally provide that, after resignation for Good Reason or termination without Cause, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Messrs. Quinlan, Knotts and Paloian this period is 24 months after such resignation or termination before a Change in Control, and the last day of the second calendar year following the calendar year in which such termination occurs after a Change in Control and for Ms. Bettman and Mr. McHugh this period is 18 months after such resignation or termination (either before or after a Change in Control). In the event of resignation other than for Good Reason or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

280G Tax Gross-Up — Upon a Change in Control of the Company, an NEO may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code with respect to payments that are treated as excess parachute payments under Section 280G. The Company has agreed to reimburse each NEO for all excise taxes that are imposed on the NEO under Section 4999 and any income and excise taxes that are payable by the NEO as a result of any reimbursements for such excise taxes. In the event, however, it is determined that the NEO is entitled to a reimbursement payment for such excise taxes, but that the Change in Control payments would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as excess parachute payments under Section 280G, then the amounts payable to the NEO under the Change in Control agreement will be reduced to the maximum amount that could be paid to the NEO without giving rise to the excise tax. The calculation of the gross-up amount is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, the applicable state tax rate, and a 1.45% medicare tax rate. For purposes of the Section 280G calculation, it has been assumed that no amounts will be treated as reasonable compensation and no value will be attributed to the NEO’s restrictive covenants.

The tables assume that termination took place on December 31, 2009.

Company Information

Mr. Quinlan, the Company’s president and chief executive officer is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	2,000,000	(1)	0	3,000,000	(2)	—	(3)	—
Bonus	3,000,000	(1)	0	6,075,000	(2)	1,500,000	(4)	1,500,000	(4)

Equity: (5)
Restricted Share Units(6)	20,937,942		0	20,937,942		20,937,942	(7)	20,937,942	(7)
Options(6)	14,421,000		0	14,421,000		14,421,000	(7)	14,421,000	(7)

Benefits and Perquisites:(8)
Post-Termination Health Care	22,438		0	22,438		—		—
Supplemental Life Insurance	4,580		0	4,580		—		2,000,000	(9)
Supplemental Disability Insurance	9,080		0	9,080		3,270,006	(10)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up(11)	—		—	9,372,215		—		—

Total:	40,452,640		0	53,899,855		40,128,948		38,858,942
[1]	Mr. Quinlan is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Quinlan is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Quinlan is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included is a $75,000 lump sum payment to which Mr. Quinlan is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Quinlan is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Quinlan is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]

Does not include performance share units granted in 2007 (PSUs). The performance period for the PSUs ended on December 31, 2009 without minimum performance targets having been met. In the event of resignation for good reason or termination without cause prior to such expiration, the PSUs would have vested and been payable, if at all, on the same terms and conditions that would have applied had Mr. Quinlan’s employment not been terminated (i.e., performance measured on December 31, 2009) and no shares would have been awarded pursuant to the PSUs upon such termination. In the event of an Acceleration Date of a Change in Control prior to such expiration, the PSUs would have vested and become payable at 100% of target performance, with a value as of December 31, 2009 of $1,336,200 and Mr. Quinlan’s 280G tax gross up with respect to a termination after a Change in Control would have increased by $799,390. In the event of death or disability prior to such expiration, the PSUs would have vested and become payable at 50% of target performance, with a value as of December 31, 2009 of $668,100.

[6]	Assumes price per share of $22.27 on December 31, 2009.
[7]	All unvested equity awards held by Mr. Quinlan will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[8]	Except as disclosed, Mr. Quinlan receives the same benefits that are generally available to all salaried employees upon disability or death.
[9]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.
[10]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.

[11]	Includes estimated tax gross-ups on salary, bonus, equity and post-termination benefits and perquisites.

Company Information

Ms. Bettman, the Company’s executive vice president, general counsel, corporate secretary and chief compliance officer is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	600,000	(1)	0	600,000	(1)	—	(2)	—
Bonus	900,000	(1)	0	900,000	(1)	600,000	(3)	600,000	(3)
Equity:
Restricted Share Units(4)	3,084,395		0	3,084,395		3,084,395	(5)	3,084,395	(5)
Options(4)	0		0	0		0		0
Benefits and Perquisites:(6)
Post-Termination Health Care	2,229		0	2,229		—		—
Supplemental Life Insurance	2,535		0	2,535		—		2,000,000	(7)
Supplemental Disability Insurance	6,552		0	6,552		3,510,000	(8)	—
Financial Planning	18,000		0	18,000		—		—
Car Allowance	18,000		0	18,000		—		—
280G Tax Gross Up(9)	—		—	0		—		—
Total:	4,631,711		0	4,631,711		7,194,395		5,684,395

[1]	Ms. Bettman is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]	Ms. Bettman is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[3]

Pursuant to the terms of the Company’s MBO Plan, Ms. Bettman is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[4]	Assumes price per share of $22.27 on December 31, 2009.
[5]	All unvested equity awards held by Ms. Bettman will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[6]	Except as disclosed, Ms. Bettman receives the same benefits that are generally available to all salaried employees upon death or disability.
[7]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.
[8]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.

[9]

Ms. Bettman is entitled to tax gross-ups on salary, bonus, equity and post-termination benefits and perquisites; however under this scenario Ms. Bettman is not subject to the excise tax and no gross-up would be made.

Mr. Knotts, the Company’s group president is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,100,000	(1)	0	1,650,000	(2)	—	(3)	—
Bonus	1,650,000	(1)	0	3,375,000	(2)	825,000	(4)	825,000	(4)
Deferred Cash Bonus	416,153	(5)	0	2,000,000	(6)	2,000,000	(7)	2,000,000	(7)

Equity:(8)
Restricted Share Units(9)	3,970,140		0	3,970,140		3,970,140	(10)	3,970,140	(10)
Options(9)	3,311,062		0	3,311,062		3,311,062	(10)	3,311,062	(10)

Benefits and Perquisites:(11)
Post-Termination Health Care	22,366		0	22,366		—		—
Supplemental Life Insurance	4,100		0	4,100		—		2,000,000	(12)
Supplemental Disability Insurance	9,436		0	9,436		3,524,994	(13)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up(14)	—		—	3,014,838		—		—

Total:	10,540,857		0	17,414,542		13,631,196		12,106,202
[1]	Mr. Knotts is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.

Company Information

[2]

Mr. Knotts is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Knotts is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included is a $75,000 lump sum payment to which Mr. Knotts is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Knotts is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Knotts is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]	A pro-rated portion of the Deferred Cash Bonus would vest and become payable.
[6]	Assuming an Acceleration Date of the Change in Control of December 31, 2009, the Deferred Cash Bonus would fully vest and become payable.
[7]	Upon death or disability, the Deferred Cash Bonus would fully vest and become payable.
[8]

Does not include performance share units granted in 2007 (PSUs). The performance period for the PSUs ended on December 31, 2009 without minimum performance targets having been met. In the event of resignation for good reason or termination without cause prior to such expiration, the PSUs would have vested and been payable, if at all, on the same terms and conditions that would have applied had Mr. Knott’s employment not been terminated (i.e., performance measured on December 31, 2009) and no shares would have been awarded pursuant to the PSUs upon such termination. In the event of an Acceleration Date of a Change in Control prior to such expiration, the PSUs would have vested and become payable at 100% of target performance, with a value as of December 31, 2009 of $445,400 and Mr. Knott’s 280G tax gross up with respect to a termination after a Change in Control would have increased by $215,586. In the event of death or disability prior to such expiration, the PSUs would have vested and become payable at 50% of target performance, with a value as of December 31, 2009 of $222,700.

[9]	Assumes price per share of $22.27 on December 31, 2009.
[10]	All unvested equity awards held by Mr. Knotts will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[11]	Except as disclosed, Mr. Knotts receives the same benefits that are generally available to all salaried employees upon death or disability.
[12]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.
[13]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.

[14]	Includes estimated tax gross-ups on salary, bonus, equity and post-termination benefits and perquisites.

Mr. McHugh, the Company’s executive vice president and chief financial officer is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	675,000	(1)	0	675,000	(1)	—	(2)	—
Bonus	1,012,500	(1)	0	1,012,500	(1)	675,000	(3)	675,000	(3)

Equity:
Restricted Share Units(4)	3,362,770		0	3,362,770		3,362,770	(5)	3,362,770	(5)

Benefits and Perquisites:(6)
Post-Termination Health Care	16,829		0	16,829		—		—
Supplemental Life Insurance	—		—	—		—		2,000,000	(7)
Supplemental Disability Insurance	—		—	—		2,962,500	(8)	—
280G Tax Gross Up(9)	—		—	948,646		—		—

Total:	5,067,099		0	6,015,745		7,000,270		6,037,770
[1]	Mr. McHugh is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]	Mr. McHugh is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[3]

Pursuant to the terms of the Company’s MBO Plan, Mr. McHugh is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[4]	Assumes price per share of $22.27 on December 31, 2009.
[5]	All unvested equity awards held by Mr. McHugh will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[6]	Except as disclosed, Mr. McHugh receives the same benefits that are generally available to all salaried employees upon death or disability.
[7]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. McHugh in excess of the amount generally available to all salaried employees.

Company Information

[8]

Represents additional benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. McHugh in excess of the amount generally available to all salaried employees.

[9]	Includes estimated tax gross-ups on salary, bonus, equity and post-termination benefits and perquisites.

Mr. Paloian, the Company’s chief operating officer is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,400,000	(1)	0	2,100,000	(2)	—	(3)	—
Bonus	2,100,000	(1)	0	4,275,000	(2)	1,050,000	(4)	1,050,000	(4)
Deferred Cash Bonus	624,230	(5)	0	3,000,000	(6)	3,000,000	(7)	3,000,000	(7)

Equity:(8)
Restricted Share Units(9)	6,149,838		0	6,149,838		6,149,838	(10)	6,149,838	(10)
Options(4)	7,846,790		0	7,846,790		7,846,790	(10)	7,846,790	(10)

Benefits and Perquisites:(11)
Post-Termination Health Care	21,744		0	21,744		—		—
Supplemental Life Insurance	20,340		0	20,340		—		2,000,000	(12)
Supplemental Disability Insurance	5,822		0	5,822		1,207,503	(13)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up(14)	—		—	4,237,285		—		—

Total:	18,226,364		0	27,714,419		19,254,131		20,046,628
[1]	Mr. Paloian is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Paloian is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Paloian is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included is a $75,000 lump sum payment to which Mr. Paloian is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Paloian is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Paloian is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]	A pro-rated portion of the Deferred Cash Bonus would vest and become payable.
[6]	Assuming an Acceleration Date of the Change in Control of December 31, 2009, the Deferred Cash Bonus would fully vest and become payable.
[7]	Upon death or disability, the Deferred Cash Bonus would fully vest and become payable
[8]

Does not include performance share units granted in 2007 (PSUs). The performance period for the PSUs ended on December 31, 2009 without minimum performance targets having been met. In the event of resignation for good reason or termination without cause prior to such expiration, the PSUs would have vested and been payable, if at all, on the same terms and conditions that would have applied had Mr. Paloian’s employment not been terminated (i.e., performance measured on December 31, 2009) and no shares would have been awarded pursuant to the PSUs upon such termination. In the event of an Acceleration Date of a Change in Control prior to such expiration, the PSUs would have vested and become payable at 100% of target performance, with a value as of December 31, 2009 of $668,100 and Mr. Paloian’s 280G tax gross up with respect to a termination after a Change in Control would have increased by $342,835. In the event of death or disability prior to such expiration, the PSUs would have vested and become payable at 50% of target performance, with a value as of December 31, 2009 of $334,050.

[9]	Assumes price per share of $22.27 on December 31, 2009.
[10]	All unvested equity awards held by Mr. Paloian will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[11]	Except as disclosed, Mr. Paloian receives the same benefits that are generally available to all salaried employees upon death or disability.
[12]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Paloian in excess of the amount generally available to all salaried employees.
[13]

Represents additional benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Paloian in excess of the amount generally available to all salaried employees.

[14]	Includes estimated tax gross-ups on salary, bonus, equity and post-termination benefits and perquisites.

Company Information

Director Compensation

Equity-Based Compensation

The Board determined that, as of April 14, 2004, all non-employee director annual retainer and meeting fees would be paid in the form of restricted stock units. Director restricted stock units granted after January 2009 vest in equal portions over three years from the date of grant with the opportunity to defer vesting of any tranche of restricted stock units until termination of service on the Board. Awards granted between January 2008 and January 2009 vest in equal portions over three years from the date of grant and were amended in May 2009 to provide the opportunity to defer vesting of any tranche of such restricted stock units until termination of service on the Board. For awards granted prior to January 2008, one-third of the restricted stock units vest on the third anniversary of the grant date, and the remaining two-thirds of the restricted stock units vest upon termination of the holder’s service on the Board; the holder could also elect to defer delivery of the initial one-third of the restricted stock units until termination of service on the Board. In the event of termination of service on the Board prior to a vesting date, all restricted stock units will vest. All awards granted prior to December 31, 2007 are payable in shares of common stock or cash. In 2009, the option to have awards paid in cash was removed for awards granted in 2008 and future years. Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out in cash with the corresponding restricted stock units. Each director receives annually a restricted stock unit grant, the fair market value of which is $220,000, as a base retainer for serving as a director. A director will additionally receive, as applicable, the following annual awards of a restricted stock unit grant with a fair market value of:

–	$35,000, for serving as the chairman of the audit committee;

–	$20,000, for serving as chairman of any other committee;

–	$20,000, for serving as a member of the audit committee other than the chairman; or

–	$150,000, for serving as chairman of the board of directors.

Fair market value is defined as the closing price of the Company’s stock on the date of grant.

Pension

Under the Wallace Computer Services Directors Pension Plan, Messrs. Pope and Riordan will receive quarterly payments of $6,250 starting at the latter of age 60 or termination of service on the board and continuing until the balance in such director’s pension account has been paid out. No other director will receive payments under this plan.

Indemnification Agreements

The Company is party to indemnification agreements with each of its directors that requires the Company to indemnify the directors to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation also requires the Company to indemnify both the directors and officers to the fullest extent permitted by Delaware law.

Benefits

Non-employee directors may also elect to participate in the Company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the Company.

Company Information

2009 Non-Employee Director Compensation Table

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive equity-based compensation as described above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Lee Chaden	—	240,000	—	—	—	—		240,000
Rick Goings	—	220,000	—	—	—	—		220,000
Judith Hamilton	—	240,000	—	—	—	7,933	(4)	247,933
Susan M. Ivey	—	240,000	—	—	—	—		240,000
Thomas Johnson	—	240,000	—	—	—	9,531	(4)	249,531
John Pope	—	255,000	—	—	—	16,862	(5)	271,862
Michael Riordan	—	240,000	—	—	—	6,400	(5)	246,400
Oliver Sockwell	—	220,000	—	—	—	6,575	(4)	226,575
Stephen Wolf	—	370,000	—	—	—	8,104	(4)	378,104
[1]

No annual cash, stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2009 or are contemplated under our current compensation structure.

[2]

The amounts shown in this column constitute restricted stock units granted under the Company’s 2004 PIP awarded as payment of non-employee director annual retainer and fees for serving as chairperson of the board or committees calculated as set forth above under Equity-Based Compensation. Grant date fair value with respect to the restricted stock units is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2009, each director had outstanding the following aggregate number of restricted stock units: Mr. Chaden, 26,791; Mr. Goings, 25,245; Ms. Hamilton, 50,738; Ms. Ivey, 24,233; Mr. Johnson, 50,116; Mr. Pope, 52,333; Mr. Riordan, 50,077; Mr. Sockwell, 45,625 and Mr. Wolf, 77,650.

[3]

As of December 31, 2009, the following directors had outstanding the following numbers of outstanding options to purchase shares of Common Stock: Ms. Hamilton, 6,873; Mr. Johnson, 19,503; Mr. Sockwell, 13,814 and Mr. Wolf, 13,814.

[4]

Consists of dividends on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares. As of December 31, 2009, the following directors had outstanding the following aggregate numbers of phantom shares: Ms. Hamilton, 7,945 phantom shares; Mr. Johnson, 9,545 phantom shares; Mr. Sockwell, 6,585 phantom shares and Mr. Wolf, 8,116 phantom shares. The phantom shares are fully vested.

[5]

Consists of dividends paid on amounts held in the directors’ account under the Wallace Corporation Director Compensation Plan pursuant to which the directors retainer fees were credited as shares of stock in Company maintained accounts, similar to phantom stock. Dividends paid on these shares are accrued and credited as additional shares on December 31 of each year. In 2009, there were 744 and 282 shares credited to Mr. Pope’s and Mr. Riordan’s accounts, respectively.

Company Information

Certain Transactions

In February 2007, the Corporate Responsibility & Governance Committee adopted a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the committee or (ii) if the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the board, such disinterested members of the board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our shareholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the Chairman of the committee of any related person transaction of which he or she becomes aware.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2008 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that, due to administrative error one report on Form 4 relating to the vesting of restricted stock units was filed late for Mr. Goings.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526 and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

Company Information

During the course of the fiscal year ended December 31, 2009, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the Company’s independent registered public accounting firm kept the committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the committee provided advice to management during this progress.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee

John C. Pope, Chairman

Lee A. Chaden

Susan M. Ivey

Michael T. Riordan

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2009 and 2008. Total fees paid to Deloitte for audit services rendered during 2009 and 2008 were $9,919,000 and $12,227,000, respectively.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2009 and 2008 were $45,000 and $820,000, respectively, related to information technology and benefit plan reviews in 2009 and primarily to acquisition due diligence in 2008.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2009 and 2008 were $64,000 and $74,000, respectively, related to international tax compliance in 2009 and primarily to international and domestic tax compliance and other tax integration services in 2008.

All Other Fees — Total fees paid to Deloitte for all other services rendered during 2009 and 2008 were $0 and $0, respectively.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to, the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed the thresholds established by the pre-approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Submitting Stockholder Proposals and Nominations for 2011 Annual Meeting

Any proposals that stockholders wish to present at the 2011 Annual Meeting must be received by December 17, 2010 in order to be considered for inclusion in the Company’s proxy materials. The 2011 Annual Meeting is currently scheduled to be held on May 19, 2011. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2011 Annual Meeting, is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 60 to 90 days before the meeting. If notice or public

Company Information

announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 111 South Wacker Drive, Chicago, Illinois 60606-4301.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2010 Annual Meeting other than the election of directors and ratification of the auditors and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Suzanne S. Bettman, Secretary

Chicago, Illinois, April 16, 2010

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/RRD • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Thomas J. Quinlan, III	☐	☐	☐	02 - Stephen M. Wolf	☐	☐	☐	03 - Lee A. Chaden	☐	☐	☐
04 - Judith H. Hamilton	☐	☐	☐	05 - Susan M. Ivery	☐	☐	☐	06 - Thomas S. Johnson	☐	☐	☐
07 - John C. Pope	☐	☐	☐	08 - Michael T. Riordan	☐	☐	☐	09 - Oliver R. Sockwell	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposals 3 and 4.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the Company’s auditors.	☐	☐	☐	3.	Stockholder proposal with respect to a sustainable paper purchasing policy.	☐	☐	☐
4.	Stockholder proposal with respect to limits on change in control payments.	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by authorized persons.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Admission Ticket

R.R. Donnelley & Sons Company

2010 Annual Meeting of Stockholders

Thursday, May 20, 2010 at 10:30 a.m. (Local Time)

Hyatt Regency O’Hare

9300 Bryn Mawr Avenue, Rosemont, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits the named stockholder(s). Photocopies will not be accepted.

You may be asked for identification at the time of admission.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — R.R. Donnelley & Sons Company

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 20, 2010

The undersigned hereby appoints Miles W. McHugh and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on May 20, 2010, at ten thirty a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas J. Quinlan, III, (02) Stephen M. Wolf, (03) Lee A. Chaden, (04) Judith H. Hamilton, (05) Susan M. Ivey, (06) Thomas S. Johnson, (07) John C. Pope, (08) Michael T. Riordan and (09) Oliver R. Sockwell.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposal 1, FOR Proposal 2, AGAINST Proposal 3 and AGAINST Proposal 4.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds, the Tax Credit Stock Ownership Plan and the RR Donnelley Employee Stock Purchase Plan.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope.